Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports 12.3 percent increase
in second quarter 2006 earnings
     (July 18) — Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $46.7 million for the second quarter ended June 30, 2006, a 12.3 percent increase over the same period in 2005. Diluted net income per share for the quarter increased to 27 cents, an 8.0 percent increase over the 25 cents reported in 2005.
     Net income was $90.6 million for the six months ended June 30, 2006, a 9.1 percent increase over the same period in 2005. Diluted net income per share for the first six months of 2006 increased to 52 cents, a 4.0 percent increase over the 50 cents reported in 2005. Total assets at June 30, 2006 were approximately $14.6 billion.
     “During the second quarter, we experienced strong overall loan growth, both organically and as a result of acquisitions,” said R. Scott Smith Jr., chairman, chief executive officer and president. “This growth was particularly strong in the construction and commercial loan categories and occurred while maintaining our historically strong asset quality. Loan growth was funded with increases in our deposits, especially certificates of deposit. Our net interest margin remained relatively stable compared to preceding quarters.”
     Loans, net of unearned income, increased $2.2 billion, or 28.7 percent, to $10.1 billion at June 30, 2006, compared to $7.8 billion at June 30, 2005. Approximately $1.4 billion of this increase resulted from the February 1, 2006 acquisition of The Columbia Bank (Columbia) and the July 1, 2005 acquisition of Somerset Valley Bank (Somerset). The remaining increase was realized mainly in construction loans, which increased $240 million, or 34.3 percent, commercial mortgages, which grew $228 million, or 8.9 percent, and commercial loans, which increased $215 million, or 10.8 percent.
     Nonperforming assets were 0.29 percent of total assets at June 30, 2006, compared to 0.35 percent at March 31, 2006 and 0.27 percent at June 30, 2005. Annualized net charge-offs for the quarter ended June 30, 2006 were 0.02 percent of average total loans, compared to 0.03
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Page 2 . . .	Fulton Financial reports 12.3 percent increase in second quarter 2006 earnings percent for the quarter ended March 31, 2006 and 0.02 percent for the quarter ended June 30, 2005. For the six months ended June 30, 2006, annualized net charge-offs were 0.02 percent of average total loans, compared to 0.02 percent for the same period in 2005. The provision for loan losses increased $150,000, or 20.7 percent, for the second quarter of 2006 as compared to the same period in 2005.
     Total deposits increased $2.0 billion, or 24.7 percent, from June 30, 2005 to June 30, 2006, to $10.1 billion. Approximately $1.4 billion of this increase resulted from the Columbia and Somerset acquisitions, with the remaining $566 million increase realized mainly in time deposits, which increased $501 million, or 16.2 percent.
     Net interest income for the second quarter increased $22.9 million, or 22.9 percent, compared to the second quarter of 2005, with approximately $18.4 million attributable to the Columbia and Somerset acquisitions. The increase from the first quarter of 2006 was $7.8 million, or 6.8 percent, with approximately $5.4 million resulting from Columbia. Fulton Financial’s net interest margin was 3.90 percent for second quarter of 2006, 3.88 percent for the first quarter of 2006 and 3.92 percent for the second quarter of 2005.
     Other income, excluding investment securities gains, decreased $2.3 million, or 6.2 percent, in the second quarter of 2006 compared to the same period in 2005. Columbia and Somerset contributed $1.7 million to other income. The remaining $4.0 million net decrease resulted from $2.2 million in non-recurring gains on the sale of deposits in 2005 and decreases in fee income and gains on mortgage loan sales. Compared to the first quarter of 2006, other income increased $651,000, or 1.9 percent, mainly due to $580,000 of income added by Columbia.
     Other expenses increased $12.6 million, or 16.1 percent, compared to the second quarter of 2005, to $90.8 million. Columbia and Somerset added $14.0 million to other expense during the period. The remaining net decrease of $1.4 million resulted from certain non-recurring expenses in the second quarter of 2005 and certain expense recoveries related to non-accrual loans in 2006. Compared to the first quarter of 2006, other expenses increased $2.8 million, or 3.2 percent, with Columbia adding $4.0 million in expense. The remaining net decrease resulted from $1.6 million of expense recorded in the first quarter of 2006 related to the pending settlement of a previously disclosed lawsuit. Fulton Financial’s efficiency ratio for the second quarter of 2006 was 55.4 percent, compared to 56.8 percent for the first quarter of 2006 and 55.3 percent for the second quarter of 2005.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 254 banking offices in Pennsylvania, Maryland, Delaware, New Jersey

Page 3 . . .	Fulton Financial reports 12.3 percent increase in second quarter 2006 earnings and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2006